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                                                                   EXHIBIT 10.23
                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("this Agreement") is made and entered into as of January 27, 1997 (the "Effective Date"), by and between CSK Auto, Inc., an Arizona corporation (the "Company"), and Maynard Jenkins ("Executive").

         The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

1.       POSITION.

         From the Effective Date until the termination of Executive's employment hereunder (the "Period of Employment"), Executive shall serve as Chief Executive Officer of the Company, and shall have the normal duties and responsibilities of a chief executive officer. Executive shall be subject to the customary oversight and direction of, and shall report solely to, the Board of Directors of the Company (the "Board"). Executive shall become both the Chairman of the Board and the Chairman of the Board of Directors (the "Parent Board") of the corporate parent of the Company, if there be such a corporate parent (the "Parent"), as of the Effective Date and thereafter during the Period of Employment shall remain the Chairman of the Board and the Parent Board. During the Period of Employment, Executive will (a) during normal business hours, devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board, provided, however, Executive may serve on corporate, charitable and community boards so long as such activities do not unreasonably interfere with the performance of his duties under this Agreement and provided that any such activities are approved in advance by the Board, which approval will not be unreasonably withheld.

2.       PLACE OF EMPLOYMENT.

         Executive's office shall be at the Company's principal executive offices in Phoenix, Arizona.



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3.       COMPENSATION.

         3.1 Base Salary. During the Period of Employment, the Company shall pay Executive a Base Salary at the rate of Five Hundred Twenty-Five Thousand Dollars ($525,000) per annum payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. The amount of Executive's Base Salary shall not be changed through the Company's fiscal year ending in January 1998, and thereafter Executive's Base Salary hereunder shall be subject to annual review by the Board, provided that the level of such Base Salary shall not be subject to reduction.

         3.2 Performance Based Compensation. In addition to the Base Salary provided for in Section 3.1 hereof, Executive shall be eligible to receive a cash bonus for the Company's fiscal year ending February 1, 1998 ("Fiscal 1997") in an amount determined by the Board based upon the Company's financial performance in Fiscal 1997. For each of the fiscal years after Fiscal 1997, such bonus shall be in an amount equal to 90% of Executive's Base Salary if the Company's consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined in Exhibit 1 hereto, equals or exceeds the target annual EBITDA amount for such year (a) set forth on Exhibit 2 hereto with respect to the Company's fiscal years ending in early 1999, 2000 and 2001, or (b) established by the Board in the same manner as the targets set forth in
Exhibit 2 were established, with respect to the Company's fiscal years ending in early 2002 and thereafter (such bonuses and the bonus for Fiscal 1997 being collectively referred to herein as the "Performance Bonus").

         3.3 Transition Loan. On the Effective Date, the Company will lend Executive the principal amount of Five Hundred Fifty Thousand Dollars ($550,000) pursuant to the terms of the promissory note attached hereto as
Exhibit 3 (the "Note"). Such loan shall be secured by a deed of trust on Executive's residence in Scottsdale, Arizona, shall bear interest at an annual rate of 4.545% and all principal and accrued interest will be due and payable on March 1, 1999.

4.       BENEFITS.

         4.1 Executive. During the Period of Employment, Executive shall be entitled to participate in all benefit plans and programs maintained by the Company which are available to its


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executive officers, including any and all perquisites, provided that
Executive's right to participate in such plans and programs shall not affect the Company's right to amend or terminate the general applicability of such plans and programs, and Executive acknowledges that he shall have no vested rights under or to participate in any such plan or program except as expressly provided under the terms thereof. In addition, if the standard life insurance program provided by the Company does not provide at least $1,500,000 of insurance on the life of Executive, the Company will at its own cost, but subject to the availability of such insurance, provide Executive with supplemental life insurance with a death benefit equal in amount to the difference between $1,500,000 and the death benefit provided for Executive under the Company's standard life insurance program; provided, however, that the Company will not be obligated to pay any amount per annum in excess of $10,000.00 in additional premiums to secure such supplemental life insurance. Any insurance policy maintained by the Company on the life of the Executive shall be made payable to such beneficiary or beneficiaries as the Executive may designate by written notice to the Company. Commencing on the Effective Date, Executive shall be entitled to five (5) weeks of vacation annually (or such greater amount as is provided to senior executives of the Company generally) with carryovers in accordance with Company policy. Executive also shall be entitled to the business and personal use of an automobile provided by the Company and the reimbursement of all expenses of operating and maintaining such automobile. Such automobile shall be provided by the Company to Employee by the Company (i) assuming the lease payments due on Executive's existing automobile lease, (ii) purchasing Executive's existing leased automobile from the lessor thereof and making such automobile available to Employee, or (iii) if neither of such alternatives are available, leasing or purchasing a similar automobile for Executive's use. The Company shall provide Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties hereunder.

         4.2 Additional Benefits. During the Period of Employment, Executive shall be entitled to designate one additional person who will be permitted to be enrolled, at the sole cost of Executive, in any health care insurance program of the Company in which Executive is enrolled, provided that such person's right to participate in such plan shall not affect the Company's right to amend or terminate the general applicability of such plan, and such person shall have no vested


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rights under or to participate in any such plan except as expressly provided under the terms thereof.

5.       EXPENSES; TAXES.

         5.1 Employment Expenses. Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as he may incur during the Period of Employment in connection with the performance of his duties hereunder. Federal, state and local income taxes shall be withheld on all cash and in-kind payments made by the Company to Executive in accordance with applicable tax laws and regulations.

         5.2 Moving Expenses. Upon presentation of acceptable substantiation therefor, the Company will reimburse Executive for all costs and expenses up to $50,000, incurred in relocating Executive's principal residence from the San Jose, California area to the Phoenix area (the "Reimbursed Amount"), plus, in recognition of the taxable nature of the Reimbursed Amount, an additional amount designed to fully gross-up Executive for all state and federal income taxes payable on the Reimbursed Amount and any other amounts payable under this
Section 5.2.

6.       TERMINATION OF EMPLOYMENT.

         The provisions of this Section 6 shall apply upon termination of Executive's employment hereunder. In connection with any termination of Executive's employment hereunder, Executive or his beneficiaries shall be entitled to receive, pro-rated as appropriate, earned but unpaid salary (excluding the Performance Bonus, except as specifically provided below), unreimbursed amounts pursuant to Section 5 hereof, and unpaid and unreimbursed payments and benefits under, and in accordance with the terms of, applicable benefit plans and programs, said payments being collectively referred to as Standard Termination Payments.

         6.1 For Cause or Not for GOOD REASON. If the Company terminates Executive's employment for Cause (as hereafter defined) or if Executive terminates his employment other than for GOOD REASON (as defined in Section 6.3), the Company's obligations to compensate Executive


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shall in all respects cease as of the date of such termination, except for
Standard Termination Payments. Termination of Executive's employment for "Cause" shall mean termination by the Company because Executive:

               (i) has been convicted of a felony or a crime involving moral turpitude, or

               (ii) has used alcohol or drugs on an ongoing basis to an extent that materially interferes with the performance by Executive of his duties under this Agreement, or

               (iii) has embezzled or misappropriated Company funds or property, or

               (iv)   has willfully and knowingly violated Section 7.1,
Section 7.2 or Section 7.3 hereof, or

               (v) has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance within fifteen (15) business days of receiving such notice.

Notwithstanding the occurrence of any event listed in clauses (i) through (v) above, Executive shall not be deemed to have been terminated for Cause without
(a) reasonable notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, (b) an opportunity for Executive, together with his counsel, to be heard before the Board, and (c) delivery to Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (exclusive of Executive), Executive was guilty of the conduct referred to in such notice.

         6.2 Upon Death or Permanent Disability. If Executive's employment is terminated as a result of death or Permanent Disability (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments and except that if such death or Permanent Disability occurred


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during (a) the first half of a fiscal year, 50% of the Performance Bonus (if any) that would have been payable to Executive with respect to such fiscal year based on the Company's EBITDA for such fiscal year, and (b) the second half of a fiscal year, the Performance Bonus (if any) that would have been payable to Executive with respect to said fiscal year based on the Company's EBITDA for such fiscal year. The Company may terminate Executive's employment hereunder attributable to the "Permanent Disability" of Executive if Executive becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to Executive to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and Executive), and such incapacity or disability exists for an aggregate of six
(6) calendar months in any twelve (12) calendar month period.

         6.3 Not For Cause or For GOOD REASON. If Executive's employment is terminated by the Company for a reason other than Cause or Executive's death or Permanent Disability, or if Executive terminates his employment for GOOD REASON (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except (a) for Standard Termination Payments, (b) that the Company will, for a period of twenty-four (24) months following said date of termination (the "Twenty-Four Month Period"), pay to Executive each month an amount equal to Executive's Base Salary in effect at the time of such termination (or the Base Salary in effect prior to any Base Salary reduction, if such reduction constituted GOOD REASON (as hereinafter defined)) divided by twelve (12), (c) that the Company shall pay to Executive within thirty (30) days of the date of such termination an amount equal to the Performance Bonus which would have been payable to Executive with respect to the Twenty-Four Month Period if the EBITDA targets set forth on Exhibit 2 had been achieved, and (d) that the Company will, for a period of six (6) months following said date of termination, provide Executive with welfare benefits, including any life insurance, hospitalization, medical and disability benefits, substantially similar to those provided to Executive as of the date of termination (or the benefits in effect prior to any reduction in benefits, if such reduction constituted GOOD REASON), provided that such benefits shall be discontinued to the extent Executive receives similar benefits from subsequent employment. For purposes of this Agreement, "GOOD REASON" shall exist if


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(a) the Company shall have effected a significant adverse change to the employment responsibilities or authority of Executive or effected any reduction in the level of Executive's Base Salary or Performance Bonus, (b) the Company shall fail to pay to Executive any portion of his compensation when due, (c) the Company shall breach a material term of this Agreement, (d) Executive shall cease to be a member of the Board or the Parent Board (other than due to (i) Executive's death or Permanent Disability, (ii) termination of Executive's employment by the Company for Cause, (iii) termination of Executive's employment by Executive other than for GOOD REASON or (iv) Executive's voluntary resignation from the Board or Parent Board), or (e) the Company is acquired in a single transaction or a series of related transactions (whether by merger, purchase of all outstanding equity securities or purchase of assets) by a purchaser which had not previously been a shareholder of the Company or the Parent, provided that GOOD REASON shall not exist unless Executive shall have first provided the Company and the Board with written notice of the event identified in any of the preceding clauses (a) through (d) and the Company shall have failed to remedy or cure such event within fifteen (15) days following receipt of such notice.

         6.4 Release and Satisfaction. At the time of termination of Executive's employment, Executive and the Company agree to execute mutual releases whereby (a) Executive will release, relinquish and forever discharge the Company and any director, officer, employee, shareholder, controlling person or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages losses, costs, expenses, liabilities or obligations arising under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program (whether or not tax-qualified) covering Executive, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties (or any document executed in connection therewith) or (iv) this Agreement, to the extent the Company or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which Executive has incurred or suffered or may incur or suffer as a result of Executive's employment by the Company or the termination of such employment, and (b) the Company will release, relinquish and forever discharge Executive and his heirs, successors and assigns from any and all claims, damages, losses, costs, expenses, liability or obligations, whether known or


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unknown (except as set forth in Section 6.5 hereof and other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under any of the arrangements or agreements referred to in clauses (i) through
(iii) in the preceding clause (a) of this Section 6.4 or under this Agreement to the extent Executive or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which the Company has incurred or suffered or may incur or suffer as a result of the Company's employment of Executive or the termination of such employment.

         6.5 Effect on This Agreement. The termination of Executive's employment shall not affect the continuing operation and effect of Sections 6.4 and 7 hereof, nor affect any obligation of the Company to make payments pursuant to Section 6 hereof, which shall continue in full force and effect upon the Company and Executive, and its and his heirs, successors and assigns. Nothing in Section 6.1 or 6.4 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Executive to the Company (a) from any act or omission by Executive enumerated in Section 6.1 which constituted a reason for termination of Executive's employment for Cause or (b) in connection with any amount Executive owes to the Company pursuant to a loan or other advance.

         6.6 Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor will any payments provided for herein be subject to offset in respect of any claims which the Company may have against Executive and, except as specifically provided herein, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or benefits received by Executive as the result of employment by a future employer, by offset against any amount claimed to be owed by him to the Company, or otherwise.

7. NON-DISCLOSURE OF PROPRIETARY INFORMATION, SURRENDER OF RECORDS; INVENTIONS AND PATENTS.

         7.1 Proprietary Information. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor otherwise disclose to any individual or entity at any time while he is employed by the Company or thereafter any proprietary information of the Company unless such disclosure
(a) has

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been authorized by the Board, (b) is in the good faith judgment of Executive required in the course of Executive's employment hereunder, (c) is in the course of such individual's or entity's employment or retention by the Company, or (d) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, the term "proprietary information" shall mean: (a) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (b) any information concerning any product, technology or procedure employed by the Company, but not generally known to its customers, suppliers or competitors, or under development by or being tested by the Company, but not at the time offered generally to customers or suppliers; (c) any information relating to the marketing methods, sales margins, discounts, rebates, supplier incentives, or the like, the capital structure, or results of any business plan of the Company; (d) any information contained in the Company's policies and procedures or employees' manual; (e) any inventions, innovations, trade secrets or other items covered by Section 7.3 below; and (f) any other information which the Board has determined by resolution and communicated to Executive to be confidential or proprietary. However, proprietary information shall not include any information that is or becomes generally known to the industries in which the Company competes other than through actions of Executive in violation of Sections 7.1 or 7.2 hereof.

         7.2 Confidentiality and Surrender of Records. Executive agrees that, while he is employed by the Company or at any time thereafter, he shall not except as required by law give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company or as required by law, a court of competent jurisdiction, or a governmental or regulatory agency, nor shall he retain any of the same following termination of this employment, without the prior approval of the Board. For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in Section 7.1 above.


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         7.3   Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes developed by him alone or in conjunction with others at any time during his employment by the Company shall belong to the Company. Executive will use his best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

         7.4 Definition of Company. For purposes of this Section 7, the term "Company" shall include the Company and any and all of its subsidiaries, ventures or affiliates, whether currently existing or hereafter formed.

         7.5 Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in Section 7 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

8.       MISCELLANEOUS.

         8.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.


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         8.2   Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 8.2.

         8.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         8.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

         8.6 Entire Agreement. This Agreement together with any agreement, plans or other documents implementing the terms of this Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements, including without limitation, that certain memorandum and term sheet dated December 3, 1996.

         8.7 Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company.

         8.8 Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the


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death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

         8.9 Arbitration. Any dispute arising under this Agreement shall be resolved by binding arbitration conducted under the auspices and pursuant to the rules of the American Arbitration Association and held in Phoenix, Arizona or such other place as the parties may mutually agree. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator's fees and expenses.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

                                                 CSK AUTO, INC.

                                                 By:     /s/
                                                         -----------------------
                                                 Name:
                                                         -----------------------
Address for Notices:                             Title:
                                                         -----------------------
         645 E. Missouri Avenue
         Phoenix, Arizona  85012
         Attention:  General Counsel

With a copy to:

         CSK Group Ltd.
         c/o  Investcorp International Inc.
         280 Park Avenue, 37th Floor
         New York, NY  10017
         Attention:  Chris Stadler

                                                 EXECUTIVE

                                                  /s/
                                                 -------------------------------
Address for Notices:                                      Maynard Jenkins


         ---------------------------------

         ---------------------------------

         ---------------------------------


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